Dated: November 28, 2017

EXHIBIT A

TO THE CUSTODY AGREEMENT BETWEEN

360 FUNDS TRUST

AND FIFTH THIRD BANK

November 28, 2017

Name of Fund	Date
Stringer Growth	04/01/2013
WP Large Cap Income Plus	07/15/2013
Stringer Moderate Growth	03/01/2015
HedgeRow Income & Opportunity	11/01/2015
Crow Point Alternatives	10/13/2017
Crow Point Defined Risk Global Equity	10/13/2017
Crow Point Alternative Income	10/13/2017
Powell Alternative Income Strategies	12/15/2017

By:

Its:	COO
Date:	11/28/2017

Fifth Third Bank
By:

Its: